UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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KEURIG GREEN MOUNTAIN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On December 6, 2015, Keurig Green Mountain, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Acorn Holdings B.V., a private limited liability company incorporated under the laws of the Netherlands, Maple Holdings Acquisition Corp., a Delaware corporation, JAB Holdings B.V., a private limited liability company incorporated under the laws of the Netherlands, and the Company.

This Schedule 14A filing consists of the following Frequently Asked Questions distributed by the Company to its employees relating to the execution and delivery of the Merger Agreement.

Keurig Green Mountain Intranet FREQUENTLY ASKED QUESTIONS

General

1.              What is the transaction that announced on December 7th?

Keurig Green Mountain, Inc. (the “Company”) and JAB Holding Company announced that the companies have entered into a definitive agreement under which a JAB-led investor group has agreed to acquire Keurig Green Mountain for $92.00 per share in cash without interest, subject to applicable tax withholding.  The total equity value of the transaction is approximately $13.9 billion.

2.              Why are we doing this transaction?

We believe this transaction delivers significant value for Keurig Green Mountain stockholders and offers an exciting new chapter for our customers, partners and employees by combining Keurig Green Mountain with JAB’s global coffee platform.  Keurig Green Mountain expects to uphold its culture and values while pursuing its continued commitment to deliver innovative beverage solutions for consumers at the touch of a button.

3.              How is the deal structured?

On December 6, 2015, Keurig and affiliates of JAB entered into a definitive agreement under which a JAB-led investor group has agreed to acquire Keurig for $92.00 per share in cash without interest, subject to applicable tax withholding, or a total equity value of approximately $13.9 billion.  The terms of the transaction, which have been unanimously approved by Keurig ‘s Board of Directors, represent a premium of approximately 77.9% over Keurig ‘s closing stock price on December 4, 2015.

The transaction is not subject to a financing condition and is expected to close during the first calendar quarter of 2016, subject to customary closing conditions, including receipt of regulatory and stockholder approvals.  The transaction requires the affirmative vote of holders of a majority of the Company’s outstanding shares.

4.              Will we be independently managed?

JAB has indicated that at the close of the transaction, we will continue to be operated independently by the Company’s management team and employees.

5.              Who is JAB?

JAB Holding Company is a privately held group focused on long-term investments in companies with premium brands, attractive growth and strong margin dynamics in the Consumer Goods category.  The group’s portfolio includes a controlling stake in Jacobs Douwe Egberts (JDE), the largest pure-play FMCG coffee company in the world, a controlling stake in Coty Inc., a global leader in beauty, and controlling stakes in luxury goods companies including Jimmy Choo, Bally and Belstaff.  JAB also has a controlling stakes in Peet’s Coffee & Tea, a premier specialty coffee and tea company, Caribou Coffee Company, a specialty retailer of high-quality premium coffee products, Einstein Noah Restaurant Group, Inc., a leading Company in the quick-casual segment of the restaurant industry, Espresso House, the largest branded coffee shop chain in Scandinavia, and Baresso Coffee A/S, the first and largest branded coffee shop chain in Denmark.  JAB also owns a minority stake in Reckitt Benckiser PLC, a global leader in health, hygiene and home products.  In July 2015, Coty announced it had reached a definitive agreement to purchase some of Procter & Gamble’s beauty brands to create one of the world’s largest cosmetic companies.  JAB is overseen by its three Senior Partners, Peter Harf, Bart Becht (Chairman) and Olivier Goudet (CEO).

6.              What does this mean for Keurig Green Mountain as a company?

Once the transaction closes, instead of being a public company, we will be a private company owned by a JAB-led investor group.  JAB has indicated that at the close of the transaction, we will continue to be operated independently by the Company’s management team and employees, that Keurig Green Mountain will remain headquartered in Waterbury, VT and that it intends to maintain our corporate offices in Burlington, MA and elsewhere.  Our culture, core values and commitment to innovation are, according to JAB, not changing and are fully supported by JAB.  We do not expect our socially conscious roots and pursuit of brewing a better world to change.

7.              Where will we be headquartered?

At the close of the transaction, Keurig Green Mountain will remain headquartered in Waterbury, VT.

8.              When will this transaction be complete? Is there anything that could stop it?

The transaction is expected to close during the first calendar quarter of 2016.  The merger can only happen if our stockholders approve it and other customary conditions are met, including receipt of regulatory approvals.

9.              How does this transaction benefit me?

We believe this transaction will benefit our Company in many ways.  Most of all, we will have the direct backing of partners that strongly believe in our business and support our vision for the future.  It is our understanding that JAB has long admired our business and highly values our unique position in consumer beverages.

As a private company, we expect to be able to further build on our coffee & technology strength and continue to serve our partners.  With JAB, we will have a powerful partner to support our commitment to creating innovative beverage solutions with premium brands.

10.       How will our workforce be incorporated into JAB’s?

JAB has indicated that at the close of the transaction, we will continue to be operated independently by the Company’s management team and employees, that Keurig Green Mountain will remain headquartered in Waterbury, VT and that JAB intends to maintain our corporate offices in Burlington, MA and elsewhere.

11.       How will the Keurig Green Mountain sales organization be impacted?

JAB has indicated that at the close of the transaction, Keurig Green Mountain will continue to be operated independently by the Company’s management team and employees, that Keurig Green Mountain will remain headquartered in Waterbury, VT and that JAB intends to maintain our corporate offices in Burlington, MA and elsewhere.

12.       Could my job be eliminated?

The talent, expertise and passion for the brand our people demonstrate are among the many reasons indicated by JAB for its interest in acquiring Keurig Green Mountain.  In addition, since JAB does not directly operate the companies it owns, day-to-day employee decisions are expected to continue to be made by those with supervisory responsibilities just as they are today.

13.       Will there be any change or disruption to day-to-day activities at Keurig?

JAB has indicated that at the close of the transaction, Keurig Green Mountain will continue to be operated independently by the Company’s management team and employees, that Keurig Green Mountain will remain headquartered in Waterbury, VT and that JAB intends to maintain our corporate offices in Burlington, MA and elsewhere.

14.       Will there be any change in my reporting relationship? Job duties?

The talent, expertise and passion for the brand our people demonstrate are among the many reasons indicated by JAB for its interest in acquiring Keurig Green Mountain.  In addition, since JAB does not directly operate the companies it owns, day-to-day employee decisions are expected to continue to be made by those with supervisory responsibilities just as they are today.

15.       Will any Keurig or JAB facilities be closed or employees relocated as a result of this transaction?

JAB has indicated that at the close of the transaction, Keurig Green Mountain will continue to be operated independently by the Company’s management team and employees, that Keurig Green Mountain will remain headquartered in Waterbury, VT and that JAB intends to maintain our corporate offices in Burlington, MA and elsewhere.  The talent, expertise and passion for the brand our people demonstrate are among the many reasons indicated by JAB for its interest in acquiring Keurig Green Mountain.  In addition, since JAB does not directly operate the companies it owns, day-to-day employee decisions are expected to continue to be made by those with supervisory responsibilities just as they are today.

16.       What are some of the differences in operating as a public company versus a privately-held company?

Becoming a private company means a company’s stock is no longer publicly traded.  In this transaction, JAB has agreed to acquire all of the outstanding shares of Keurig Green Mountain, and upon closing, our stock will cease to be traded on the Nasdaq and we will no longer have reporting obligations with the U.S. Securities and Exchange Commission.  As a private company under JAB, Keurig Green Mountain expects to uphold its culture and values while pursuing its continued commitment to deliver innovative beverage solutions for consumers at the touch of a button.

Financial

17.       What does this mean for my salary and benefits?

JAB has agreed that during the year following the closing, employees will generally receive compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits provided to employees immediately prior to the closing.

18.       What happens to my stock, stock options and RSU’s?

At the closing each share of common stock that you hold, including shares that you have purchased through the Employee Stock Purchase Plan, will be converted into the right to receive $92.00 per share in cash, without interest and subject to applicable withholding.  You will receive instructions closer to the closing on how to surrender your shares in order to receive this consideration.

Immediately prior to the closing, any Company stock options, restricted stock units, performance stock units, or deferred cash awards that you hold will become fully vested.  Any merger consideration payable to you for your Company stock options, restricted stock units, performance stock units, or deferred cash awards will be paid through the Company’s payroll following the closing.

If your Company stock options have an exercise price less than $92.00, you will receive the “spread” on those options ($92.00 minus the exercise price).  If your Company stock options have an exercise price greater than $92.00, they will be canceled without consideration.

19.       What happens to my account in the Company 401(k) plan?

Until decisions are made regarding the transition of benefits following the closing, no changes are expected to be made to the Company 401(k) plan.  Once the Company has more information regarding the benefits that will be provided to employees post-closing (including with respect to the 401(k) plan) and the enrollment process into new plans, if any, the Company will communicate that information to you.  You will remain entitled to the vested portion of your 401(k) plan account.

20.       What happens to my ESPP account?

Assuming that the merger closes prior to March 26, 2016 (the last day in the current payment period under the ESPP), the Company’s ESPP will continue as currently in effect until the day immediately prior to the closing date of the merger, although no new elections to participate or increases in participation levels may be made.  In such circumstances, any amounts in your ESPP account will be used to purchase Company shares at that time pursuant to the existing terms of the ESPP.

Communications

21.       What should I do if I get questions from the media or investors?

It’s likely that the announcement of the transaction will generate lots of interest from the media and others.  The SEC has very specific communication requirements related to a transaction like this, and it is critically important that the Company follow these requirements.  As a result, if you receive any calls or requests for information from the media or partners, please immediately refer them to Suzanne DuLong, VP - Corporate Communications, at (781) 418-8075, or from investors to Kristi Bonner, Senior Director, Investor Relations at (646) 762-8095.

22.       How will our customers and vendors be notified?

We have a communications plan in place to contact all of our key stakeholders and ensure they understand this deal, our potential for the future, and our continued near-term competitive focus.

23.       What should I tell my customers / vendors?

You should tell them that it will remain business as usual at Keurig Green Mountain and they should not experience any disruption as a result of the proposed change in Company ownership.  The transaction is expected to close during the first calendar quarter of 2016, subject to customary closing conditions, including receipt of stockholder approval and receipt of regulatory approvals.  If you receive any questions or concerns from your customers / vendors and are not sure how to address them, please contact your manager.

24.       Will anything change about how we do business with our customers / vendors?

JAB has indicated that at the close of the transaction, Keurig Green Mountain will continue to be operated independently by the Company’s management team and employees, that Keurig Green Mountain will remain headquartered in Waterbury, VT and that JAB intends to maintain our corporate offices in Burlington, MA and elsewhere.  Our culture, core values and commitment to innovation are, according to JAB, not expected to change and are fully supported by JAB.

25.       Where can I get more information?

On our intranet you will find the Press Release regarding the announcement and Brian’s letter to all employees.  We plan to keep the intranet updated, as appropriate.

26.       If customers or vendors want more information about the merger, where should I direct them?

Please direct them to the Company’s public statements and filings with the SEC.

Forward-Looking Statements

Certain information in this communication constitutes “forward-looking statements.”  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could,” “may,” “aims,” “intends,” or “projects.”  However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.  These statements may relate to risks or uncertainties associated with: the satisfaction of the conditions precedent to the consummation of the proposed transaction, including, without limitation, the receipt of stockholder and regulatory approvals; unanticipated difficulties or expenditures relating to the proposed transaction; legal proceedings, judgments or settlements, including those that may be instituted against the Company, its board of directors, executive officers and others following the announcement of the proposed transaction; disruptions of current plans and operations caused by the announcement and pendency of the proposed transaction; potential difficulties in employee retention due to the announcement and pendency of the proposed transaction; the response of customers, distributors, suppliers, business partners and regulators to the announcement of the proposed transaction; and other factors described in the Company’s annual report on Form 10-K for the Company’s fiscal year ended September 26, 2015 filed with the SEC.  The Company can give no assurance that the expectations expressed or implied in the forward-looking statements contained herein will be attained.  The forward-looking statements are made as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.  Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information Regarding the Transaction and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy the securities of Keurig Green Mountain, Inc. (the “Company”) or the solicitation of any vote or approval.  This communication is being made in respect of the proposed merger transaction involving the Company, Acorn Holdings B.V. and Maple Holdings Acquisition Corp.  The proposed merger of the Company will be submitted to the stockholders of the Company for their consideration.  In connection therewith, the Company intends to file relevant materials with the SEC, including a definitive proxy statement.  However, such documents are not currently available.  The definitive proxy statement will be mailed to the stockholders of the Company.  BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and security holders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about the Company, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov.  Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at www.KeurigGreenMountain.com under the heading “SEC Filings” within the “Financial Information” section in the “Investors” portion of the Company’s website.  Stockholders of the Company may also obtain a free copy of the definitive proxy statement and any filings with the SEC that are incorporated by reference in the definitive proxy statement by contacting the Company’s Investor Relations Department at (646) 762-8095.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction.  Information about the directors and executive officers of the Company is set forth in its proxy statement for its 2015 annual meeting of stockholders, which was filed with the SEC on December 12, 2014, its annual report on Form 10-K for the fiscal year ended September 26, 2015, which was filed with the SEC on November 19, 2015, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above.

Other information regarding the participants in the proxy solicitation of the stockholders of the Company and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the preliminary and definitive proxy statements and other relevant materials to be filed with the SEC when they become available.